Exhibit 99.1: Peoples Financial Corporation Press Release Dated April 19, 2021

FOR IMMEDIATE RELEASE

For more information, contact:

Chevis C. Swetman, President and CEO

228-435-8205

cswetman@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS

RESULTS FOR THE FIRST QUARTER OF 2021

BILOXI, MS (April 19, 2021)—Peoples Financial Corporation (the “Company”)(OTCQX Best Market: PFBX), parent of The Peoples Bank, announced earnings for the first quarter ending March 31, 2021.

Net income for the first quarter of 2021 was $4,330,000 compared to net income of $1,123,000 for the first quarter of 2020. The earnings per weighted average common share for the first quarter of 2021 were $0.89 compared to earnings per weighted average common share of $0.23 for the first quarter of 2020. Per share figures are based on weighted average common shares outstanding of 4,878,557 and 4,927,616 for the first quarters 2021 and 2020, respectively.

As we reported in a press release issued on February 22, 2021, the Bank subsidiary recorded a recovery of $4,510,000 on a previously charged-off loan. This large recovery was factored into our computation of the allowance for loan losses as of March 31, 2021. Based on that computation and the on-going evaluation of the credit quality of the entire loan portfolio, Management recorded a negative provision for loan losses of $4,853,000 during the first quarter of 2021.

The Company’s net income for the first quarter was also impacted by an increase in non-interest expense, primarily caused by an accrual of $1,125,000 as a result of a preliminary agreement to settle a lawsuit that, if finalized, will result in a cash payment of that anticipated amount by the Company.

“We are pleased to report the large negative provision which we recorded during the first quarter. There was also further reduction of our ORE portfolio to $3,143,000 as of March 31, 2021, and we have contracts to liquidate another 10% of that portfolio in the next few weeks,” said Chevis C. Swetman, chairman and chief executive officer of the Company and the Bank. He added, “The accrual for the anticipated settlement of the lawsuit is disappointing. However, after consulting legal counsel, Bank management made this difficult, yet prudent, decision to settle the matter and remove yet another obstacle to the Company’s future performance, which it believes to be in the long-term best interest of the Company.”

Strength, security and stability have been hallmarks of the Company since its founding in 1985 and of The Peoples Bank since its founding in 1896. With very few exceptions, we have paid semi-annual cash dividends to our shareholders, while maintaining the strong capital position our shareholders expect. The Company’s capital continues its position as one of the highest in the Southeast United States. The Company’s primary capital ratio was 13.79% and 16.61% at March 31, 2021 and 2020, respectively. The Company’s book value per share was $19.36 and $20.34 at March 31, 2021 and 2020, respectively.

Founded in 1896, with $752 million in total assets as of March 31, 2021, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the Bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

Peoples Financial Corporation’s common stock is listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at the Company’s website, www.thepeoples.com, and at the website of the Securities and Exchange Commission, www.sec.gov.

This news release reflects industry conditions, Company performance and financial results and contains “forward-looking statements,’ which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ materially from the anticipated results and expectation expressed in such forward-looking statements.

Factors that could cause our actual results to differ materially from our forward-looking statements are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Regulation and Supervision” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website and the Company’s website, each of which are referenced above. To the extent that statements in this news release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.

Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this news release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

PEOPLES FINANCIAL CORPORATION
(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY
Three Months Ended March 31,	2021	2020
Net interest income	$4,515	$4,396
Provision for loan losses	(4,853)	64
Non-interest income	1,510	2,266
Non-interest expense	6,548	5,475
Net income	4,330	1,123
Earnings per share	.89	.23

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
Three Months Ended March 31,	2021	2020
Allowance for loan losses, beginning of period	$4,426	$4,207
Recoveries	4,584	62
Charge-offs	(85)	(142)
Provision for loan losses	(4,853)	64
Allowance for loan losses, end of period	$4,072	$4,191

PERFORMANCE RATIOS
March 31,	2021	2020
Return on average assets	2.42%	0.72%
Return on average equity	24.18%	4.62%
Net interest margin	2.65%	3.09%
Efficiency ratio	60%	83%

BALANCE SHEET SUMMARY
March 31,	2021	2020
Total assets	$752,275	$646,149
Loans	272,273	270,928
Securities	337,049	293,111
Other real estate (ORE)	3,143	6,573
Total deposits	633,759	525,825
Shareholders' equity	94,460	99,543
Book value per share	19.36	20.34
Weighted average shares	4,878,557	4,927,616

PERIOD END DATA
March 31,	2021	2020
Allowance for loan losses as a percentage of loans	1.50%	1.55%
Loans past due 90 days and still accruing		39
Nonaccrual loans	2,941	8,833
Primary capital	13.79%	16.61%